Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-80510, 033-62229, 333-105211 and 333-152443 on Forms S-8 of The Sherwin-Williams Company of our report dated June 25, 2026 appearing in this Annual Report on Form 11-K of The Sherwin-Williams Company 401(k) Plan for the year ended December 31, 2025.

\s\ Crowe LLP

New York, New York
June 25, 2026